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                                                                    EXHIBIT 5.1


                                  LETTERHEAD OF
                             GOLDSTEIN & DIGIOIA LLP
                              369 Lexington Avenue
                            New York, New York 10017
                           Telephone No. 212.599.3322
                           Facsimile No. 212.557.0295



                                        December 19, 2001


TeamStaff, Inc.
300 Atrium Drive
Somerset, New Jersey  08873

         Re:      TeamStaff, Inc.
                  Registration Statement on Form S-3
                  File No.  333-74478

Dear Sir/Madam:

         We have reviewed a Registration Statement on Form S-3 Amendment No.1 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), by TeamStaff, Inc., a New Jersey corporation (the "Company"), on November 15, 2001. The Registration Statement has been filed for the purpose of registering for offer and sale under the Act of an aggregate of 6,168,511 shares ("Shares") of common stock, $.001 par value of TeamStaff, Inc., which shares are presently issued and outstanding and held by certain of our shareholders and an additional 26,000 shares of common stock ("Warrant Shares") which we will issue upon the exercise of outstanding common stock purchase warrants held by the holders of outstanding warrants.

         We have examined the Company's Certificate of Incorporation as amended, By-Laws and such documents, corporate records and questions of law as we have deemed necessary solely for the purpose of enabling us to render the opinions expressed herein. On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing and in good standing under the laws of New Jersey, with corporate power to conduct the business which it conducts as described in the Registration Statement.
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         2. The Company has an authorized capitalization of 40,000,000 shares of
Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.10 per share.

         3. The Shares have been duly authorized and have been validly issued, fully paid and are non-assessable.

         4. The Warrants constitute the legal and binding obligations of the Company in accordance with their terms and have been validly issued.

         5. The Warrant Shares, when issued pursuant to the terms and conditions of the Warrants, as described in the Registration Statement, will be validly issued, fully paid and are non-assessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to reference to our firm under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement.


                                             Very truly yours,



                                             /S/ GOLDSTEIN & DIGIOIA, LLP